Exhibit 8.1

[DEBEVOISE & PLIMPTON LLP LETTERHEAD]

November 28, 2017

Spirit Airlines, Inc.

2800 Executive Way

Miramar, Florida 33025

Spirit Airlines, Inc.

Pass Through Certificates, Series 2017-1

Ladies and Gentlemen:

We have acted as special United States tax counsel to Spirit Airlines, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (Registration No. 333-202260) (the “Registration Statement”) and in connection with the issuance and sale by the Company today of $247,099,000 face amount of Pass Through Certificates, Series 2017-1AA (the “Class AA Certificates”), $82,366,000 face amount of Pass Through Certificates, Series 2017-1A (the “Class A Certificates”) and $91,035,000 face amount of Pass Through Certificates, Series 2017-1B (the “Class B Certificates”, and together with the Class AA Certificates and the Class A Certificates, the “Certificates”) to Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, as representatives of the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement, dated as of November 13, 2017 (the “Underwriting Agreement”), among the Company, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC. The Certificates will be issued under the Pass Through Trust Agreement, dated as of August 11, 2015 (the “Basic Agreement”), between the Company and Wilmington Trust, National Association, as pass through trustee for the trust relating to each class of Certificates (with respect to the Class AA Certificates, the “Class AA Trustee”, with respect to the Class A Certificates, the “Class A Trustee”), and with respect to the Class B Certificates, the “Class B Trustee” and, together with the Class AA Trustee and the Class A Trustee, the “Trustee”), as amended and supplemented for the Class AA Certificates by the Trust Supplement 2017-1AA, dated as of November 28, 2017 (the “Class AA Trust Supplement”), between the Company and the Class AA Trustee (the Basic Agreement, together with the Class AA Trust Supplement, the “Class AA Trust Agreement”), as amended and supplemented for the Class A Certificates by the Trust Supplement 2017-1A, dated as of November 28, 2017 (the “Class A Trust Supplement”), between the Company and the Class A Trustee (the Basic Agreement, together with the Class A Trust Supplement, the “Class A Trust Agreement”), and as

Spirit Airlines, Inc.	November 28, 2017

amended and supplemented for the Class B Certificates by the Trust Supplement 2017-1B, dated as of November 28, 2017 (the “Class B Trust Supplement” and, together with the Class AA Trust Supplement and the Class A Trust Supplement, the “Trust Supplements”), between the Company and the Class B Trustee (the Basic Agreement, together with the Class B Trust Supplement, the “Class B Trust Agreement” and, together with the Class AA Trust Agreement and the Class A Trust Agreement, the “Trust Agreements”). Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Trust Agreements.

As used herein, the following terms have the following meanings: the term “Prospectus Supplement” means the prospectus supplement, dated November 13, 2017, relating to the Certificates, in the form filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), including the documents incorporated by reference therein. The term “Prospectus” means the base prospectus included in the Registration Statement, as supplemented by, and together with, the Prospectus Supplement, in the forms filed with the Commission pursuant to Rule 424(b) under the 1933 Act, including the documents incorporated by reference therein.

In rendering the opinion expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinion, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and the representations and warranties contained in or made pursuant to the Trust Agreements, the Underwriting Agreement, the Escrow Agreements, the Deposit Agreements, the Intercreditor Agreement, the NPA and the forms of Participation Agreement and Indenture attached thereto, the Liquidity Facilities and any other applicable documents (all of the foregoing, the “Transaction Documents”) and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In addition, we have assumed, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the performance of all covenants and other undertakings set forth in, and the consummation of all transactions contemplated by, the Transaction Documents in accordance with the terms thereof, and (vi) that none of the material terms and conditions of the Transaction Documents have been or will be waived or modified and that there are no documents or understandings between the parties that would alter, or are inconsistent with, the terms set forth in the

Spirit Airlines, Inc.	November 28, 2017

Transaction Documents. We have further assumed that the Certificates have been issued, delivered and paid for in accordance with the terms of the Underwriting Agreement.

Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein and in the Prospectus, we are of the opinion that the statements in the Prospectus under the heading “Certain U.S. Federal Income Tax Consequences”, insofar as such statements purport to summarize U.S. federal income tax law or state legal conclusions with respect thereto, are accurate in all material respects.

Our opinion is based upon the tax laws of the United States, as well as judicial and administrative interpretations thereof (in final or proposed form), all as in effect on the date of the Prospectus and all of which are subject to change or differing interpretations, which could apply retroactively. Our opinion is limited to, and no opinion is implied or may be inferred beyond, the matters expressly addressed herein. Our opinion is rendered only as of the date hereof, and we assume no responsibility to advise you or any other person of facts, circumstances, changes in law, or other events or developments that hereafter may occur or be brought to our attention and that may affect the opinion expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on November 28, 2017 and incorporated by reference in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

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